Exhibit 99.1

Alliqua BioMedical, Inc. Reports Second Quarter of Fiscal Year 2017 Financial Results

Q2’17 Product revenue from continuing operations increased 34% year-over-year, led by Biologics growth of 106% year-over-year

YARDLEY, Pa., August 10, 2017 (GLOBE NEWSWIRE) – Alliqua BioMedical, Inc. (Nasdaq: ALQA) ("Alliqua" or "the Company"), a regenerative technologies company committed to restoring tissue and rebuilding lives, today announced financial results for the second quarter ended June 30, 2017.

Second Quarter 2017 Summary:

•	Total revenue from continuing operations increased 24% year-over-year to $5.5 million.
•	Product revenue from continuing operations increased 34% year-over-year to $4.9 million.
o	Sales of Biologics products franchise increased 106% year-over-year in Q2.
o	UltraMist system sales increased 147% year-over-year in Q2.
•	Gross margin from continuing operations increased to 66%, from 64% in the same period last year.
•	Adjusted EBITDA loss from continuing operations improved by $2.5 million, or 55% year-over-year, to ($2.0) million.

Second Quarter 2017 Operating Highlights:

•	On April 3, 2017, the Company announced the close of a public offering, which resulted in gross proceeds of approximately $3.8 million. Under the terms of the offering, the Company agreed to sell 9,473,250 shares of its common stock at a public offering price of $0.40 per share.
•	On April 5, 2017, the Company featured five poster presentations summarizing new data and information related to its Interfyl and UltraMIST Therapy products at the Spring 2017 Symposium on Advanced Wound Care in San Diego.
•	On June 19, 2017, the Company announced that it has entered into a partnership with Partners Capital Group to provide potential UltraMIST customers with new equipment financing programs.

“We were pleased to achieve 34% product revenue growth during the quarter, driven by 106% growth in sales of our Biologic products, and strong system sales in our UltraMIST franchise, said David Johnson, Chief Executive Officer of Alliqua BioMedical. Our organization has been focused on executing on our commercial strategies, which include targeting specific markets for our Biologics and UltraMIST franchises, raising awareness within the medical community on the features and benefits of our products through educational events, and leveraging our enhanced hybrid sales organization. In addition, we are also pleased to see our planned reduction in operating expenditures take effect, together with our strong revenue growth, resulting in a 55% decrease in adjusted EBITDA loss from continuing operations.”

“We are reaffirming our 2017 revenue guidance based upon our growth performance during the first six months of this year. Importantly, while we made significant progress in maximizing our capital resources this quarter, we remain acutely focused on securing the requisite capital to effectively pursue the compelling growth opportunity for our regenerative technologies.”

Second Quarter 2017 Results:

Alliqua BioMedical, Inc. and Subsidiaries
Revenue Summary*
	Three Months Ended				Six Months Ended
($, Thousands)	June 30,		Increase / Decrease		June 30,		Increase / Decrease
	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Product	$4,917	$3,658	$1,259	34%	$9,282	$7,062	$2,220	31%
Contract Manufacturing	$605	$809	($204)	-25%	$834	$1,362	($528)	-39%
Revenue, net	$5,522	$4,467	$1,055	24%	$10,116	$8,424	$1,692	20%

*Revenue summary reflects the Company's continued operations, and, therefore, excludes approximately $0 million of sorbion revenue recognized during the three and six months ended June 30, 2017, and $686 thousand and $1.7 million of sorbion revenue recognized during the three and six months ended June 30, 2016, respectively. Revenue from the sale of sorbion products is included in discontinued operations.

Total revenue from continuing operations for the second quarter of 2017 increased by approximately $1.0 million, or 24% year-over-year, to $5.5 million, compared to $4.5 million last year. Sales of the Company’s products – including Biovance, Interfyl, TheraBond and UltraMIST – increased by $1.3 million, or 34% year-over-year, to $4.9 million, from $3.7 million last year. Sales of the Company’s Biologics were the largest contributor to second quarter product growth.

Gross profit for the second quarter of 2017 was $3.7 million, or 66% of sales, compared to a gross profit of $2.9 million, or 64% of sales, last year. Gross margin on product sales was approximately 75% in the second quarter of 2017, compared to 77% last year.

Operating expenses decreased 24% year-over-year to $7.5 million, excluding the impact of changes in the Company’s contingent consideration liability in both periods. This decrease was driven primarily by a $1.9 million decrease in selling, general and administrative expenses.

GAAP loss from operations for the second quarter of 2017 was $3.8 million, improved from loss of $7.0 million for the same period last year, excluding a $9.1 million reduction in fair value of contingent liability during the second quarter of 2016.

GAAP net loss for the second quarter of 2017 was $4.2 million, or ($0.09) per diluted share, compared to GAAP net income of $5.2 million, or $0.18 per diluted share, for the same period last year. The change in GAAP net income in the second quarter of 2017 was driven primarily by a $5.9 million change in operating income, compared to the prior year. GAAP operating income was favorably impacted by the aforementioned reduction in fair value of contingent liability of

$9.1 million during the second quarter of 2016. GAAP net income for the second quarter of 2016 included $3.8 million of income from discontinued operations related to the Company’s sale of its sorbion product franchise.

Non-GAAP net loss from continuing operations for the second quarter of 2017 decreased by $2.2 million or 35% year-over year to $4.0 million, or ($0.09) per diluted share, compared to a non-GAAP net loss from continuing operations of $6.2 million, or ($0.22) per diluted share, for the same period last year. The Company defines non-GAAP net loss from continuing operations as its reported net loss (GAAP), excluding income tax expense, stock-compensation expense, one-time charges and other non-recurring operating costs and expenses, depreciation and amortization, change in fair value of contingent consideration, change in value of warrant liability, impairment charges to goodwill and other intangibles and income from discontinued operations.

Adjusted EBITDA loss from continuing operations for the second quarter of 2017 decreased $2.5 million or 55% year-over-year to $2.0 million, compared to an adjusted EBTIDA loss from continued operations of $4.5 million for the same period last year.

The Company defines adjusted EBITDA from continuing operations as non-GAAP net loss from continuing operations excluding income tax expense, net interest expense, and depreciation and amortization.

Six Months 2017 Results:

Total revenue for the six months ended June 30, 2017, increased by $1.7 million, or 20% year-over-year, to $10.1 million, compared to $8.4 million last year. Total revenue for the six months ended June 30, 2017 and June 30, 2016 exclude $0 and $1.7 million, respectively, of revenue from sales of sorbion products, recorded as discontinued operations following the Company’s sale of the sorbion product franchise. Sales of the Company’s products – including Biovance, Interfyl, TheraBond and UltraMIST – increased by $2.2 million, or 31% year-over-year, to $9.3 million, from $7.1 million last year. Sales of the Company’s Biologics were the largest contributor to product growth during the first six months of the year.

Operating expenses decreased 19% year-over-year to $16.2 million, excluding the impact of changes in the Company’s contingent consideration liability in both periods. This decrease was driven primarily by a $3.9 million decrease in selling, general and administrative expenses.

GAAP net loss for the six months ended June 30, 2017 and 2016, was $11.2 million, or $(0.29) per diluted share, and $2.5 million, or $(0.09) per diluted share, respectively. GAAP net loss for the six months ended June 30, 2017 and 2016 included $0 and $4.2 million, respectively, of income from discontinued operations. GAAP net loss for the six months ended June 30, 2016 was favorably impacted by an $8.7 million change in fair value of contingent liability.

Non-GAAP net loss from continuing operations for the six months ended June 30, 2017 decreased $3.7 million or 29% year-over year to $9.2 million, or $(0.24) per diluted share, compared to a non-GAAP net loss from continuing operations of $12.9 million, or $(0.46) per diluted share in the prior year period. The Company defines non-GAAP net loss from continuing operations as its reported net loss (GAAP), excluding income tax expense, stock-compensation expense, one-time charges and other non-recurring operating costs and expenses, depreciation and amortization, change in fair value of contingent consideration, change in value of warrant liability, impairment charges to goodwill and other intangibles and income from discontinued operations.

Adjusted EBITDA loss from continuing operations for the six months ended June 30, 2017 improved $4.3 million or 45% year-over-year to $5.2 million, compared to an adjusted EBTIDA loss from operations of $9.5 million for the same period last year.

The Company defines adjusted EBITDA from continuing operations as non-GAAP net loss from continuing operations excluding income tax expense, net interest expense, and depreciation and amortization.

Cash and Cash Equivalents:

As of June 30, 2017, the Company had cash and cash equivalents of approximately $2.3 million, compared to $5.6 million at December 31, 2016. The decrease in cash during the period was driven by $8.0 million of cash used in operating activities, approximately $675 thousand of cash used to pay a portion of the contingent consideration related to the Celleration acquisition and $350 thousand of cash issued to Soluble as a bridge loan in connection with the terminated acquisition. Included in cash used in operating activities is approximately $700 thousand of payments related to the terminated acquisition of Soluble. The decrease in cash during the six months ended June 30, 2017 was partially offset by $2.5 million in net proceeds received in connection with the Company’s private placement offering on February 27, 2017 and $3.3 million in net proceeds received in connection with the close of a public offering of its common stock on April 3, 2017.

Fiscal Year 2017 Financial Outlook:

The Company is maintaining its revenue guidance for the fiscal year 2017 period, which was last updated on April 6, 2017. For the fiscal year ending December 31, 2017, the Company expects total revenue of $20.4 million to $21.3 million, representing growth in the range of approximately 12% to 17% year-over-year on a GAAP basis.

The Company’s total revenue guidance assumes the following:

•	The Company’s total revenue guidance assumes product sales of $19.0 million to $19.9 million, representing growth in the range of approximately 18% to 24% year-over-year compared to product sales of $16.1 million in the fiscal year ended December 31, 2016.
•	Contract manufacturing sales of approximately $1.4 million, compared to $2.2 million in the fiscal year ended December 31, 2016. As previously reported, subsequent to December 31, 2016, the Company was notified by a customer of its contract manufacturing services of its intent not to use the Company’s services going forward.

For the fiscal year 2017, the Company expects cash burn from operations to be approximate $12.0 million, representing a decrease of approximately $6.3 million year-over-year, compared to $18.3 million in fiscal year 2016.

Conference Call:

The Company will host a teleconference at 8:00 a.m. Eastern Time on August 10th to discuss the results of the quarter, and host a question and answer session. Those interested in participating on the call may dial 888-481-2844 (719-325-4894 for international callers) and provide access code 3153798 approximately 10 minutes prior to the start time. A live webcast of the call will be made available on the investor relations section of the Company's website at http://ir.alliqua.com.

For those unable to participate, a replay of the call will be available for two weeks at 888-203-1112 (719-457-0820 for international callers); access code 3153798. The webcast will be archived on the investor relations section of Alliqua’s website.

About Alliqua BioMedical, Inc.

Alliqua is a regenerative technologies company committed to restoring tissue and rebuilding lives. Through its sales and distribution network, together with its proprietary products, Alliqua offers solutions that allow clinicians to utilize the latest advances in regenerative technologies to bring improved patient outcomes to their practices.

Alliqua currently markets the human biologic regenerative technologies, Biovance® and Interfyl™. The Company also markets its Mist Therapy System®, which uses painless, noncontact low-frequency ultrasound to stimulate cells below the wound bed to promote the healing process. In addition to these technologies, Alliqua markets its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology.

Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its hydrogel technology. The Company has locations in Yardley, Pennsylvania, Langhorne, Pennsylvania and Eden Prairie, Minnesota.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K filed with the SEC, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS:
Current Assets:
Cash and cash equivalents	$2,299	$5,580
Accounts receivable, net	3,572	2,760
Inventory, net	2,783	2,702
Prepaid expenses and other current assets	240	735
Total current assets	8,894	11,777
Improvements and equipment, net	1,818	2,092
Intangible assets, net	26,088	28,498
Goodwill, net	11,959	11,959
Other assets	173	173
Total assets	$48,932	$54,499

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,689	$2,612
Accrued expenses and other current liabilities	3,576	5,286
Contingent consideration, current	-	675
Senior secured term loan, net	11,966	11,541
Warrant liability	454	20
Total current liabilities	18,685	20,134
Contingent consideration, long-term	-	1,141
Deferred tax liability	755	749
Other long-term liabilities	328	385
Total liabilities	19,768	22,409

Commitments and Contingencies

Stockholders' Equity
Preferred Stock, par value $0.001 per share, 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock, par value $0.001 per share, 95,000,000 shares authorized; 50,105,392 and 29,669,036 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	50	30
Additional paid-in capital	164,618	156,363
Accumulated deficit	(135,504)	(124,303)
Total stockholders' equity	29,164	32,090
Total liabilities and stockholders' equity	$48,932	$54,499

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenue, net of returns, allowances and discounts	$5,522	$4,467	$10,116	$8,424

Cost of revenues	1,850	1,599	3,510	3,189

Gross profit	3,672	2,868	6,606	5,235

Operating expenses
Selling, general and administrative	7,278	9,189	15,018	18,930
Royalties	209	258	394	475
Research and product development	9	328	120	527
Acquisition-related	-	104	635	104
Change in fair value of contingent consideration liability	1	(9,092)	35	(8,730)
Total operating expenses	7,497	787	16,202	11,306

(Loss) income from operations	(3,825)	2,081	(9,596)	(6,071)

Other (expense) income
Interest expense	(596)	(653)	(1,169)	(1,271)
Interest income	2	7	4	15
Change in fair value of warrant liability	251	(75)	369	662
Warrant modification expense	(33)	-	(803)	-
Total other expense	(376)	(721)	(1,599)	(594)

(Loss) income from continuing operations before tax	(4,201)	1,360	(11,195)	(6,665)

Income tax expense	(3)	(3)	(6)	(6)

(Loss) income from continuing operations	(4,204)	1,357	(11,201)	(6,671)

Discontinued operations:
Income from discontinued operations, net of tax of $0 for the three and six months ended June 30, 2017 and 2016	-	504	-	850
Gain on sale of assets, net of tax of $0 for the three and six months ended June 30, 2017 and 2016	-	3,311	-	3,311
Income from discontinued operations, net of tax	-	3,815	-	4,161

Net (loss) income	$(4,204)	$5,172	$(11,201)	$(2,510)

Net (loss) income per basic common share:
(Loss) income from continuing operations	$(0.09)	$0.05	$(0.29)	$(0.24)

Income from discontinued operations	-	0.02	-	0.03
Gain on sale of assets	-	0.11	-	0.12
Total	-	0.13	-	0.15
Net (loss) income per basic common share	$(0.09)	$0.18	$(0.29)	$(0.09)

Net (loss) income per diluted common share:
(Loss) income from continuing operations	$(0.09)	$0.05	$(0.29)	$(0.24)

Income from discontinued operations	-	0.02	-	0.03
Gain on sale of assets	-	0.11	-	0.12
Total	-	0.13	-	0.15
Net (loss) income per diluted common share	$(0.09)	$0.18	$(0.29)	$(0.09)

Weighted average shares used in computing net (loss) income per common share:
Basic	45,236,890	28,169,843	38,015,273	27,731,465
Diluted	45,236,890	28,568,600	38,015,273	27,731,465

Use of Non-GAAP Financial Measures

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.

The Company has presented the following non-GAAP financial measures in this press release: non-GAAP net loss from continuing operations, adjusted EBITDA from continuing operations and non-GAAP net loss from continuing operations per share. The Company defines non-GAAP net loss from continuing operations as its reported net loss (GAAP) stock-compensation expense, one-time charges and other non-recurring operating costs and expenses, intangible asset amortization, change in fair value of contingent consideration, change in value of warrant liability, impairment charges to goodwill and other intangibles and income from discontinued operations. The Company defines adjusted EBITDA from continuing operations as non-GAAP net loss from continuing operations excluding income tax expense, net interest expense, and depreciation and amortization.

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES

Reconciliation of GAAP results to Non-GAAP results from continuing operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(U.S. dollars in thousands)	2017	2016	2017	2016
Table of Reconciliation from GAAP Net Loss to Non-GAAP Net Loss from Continuing Operations
GAAP Net Loss	$(4,204)	$5,172	$(11,201)	$(2,510)
Stock-based compensation	427	1,374	918	3,080
Acquisition related expenses	-	104	635	104
Change in fair value of contingent consideration	1	(9,092)	35	(8,730)
Change in fair value of warrant liability	(251)	75	(369)	(662)
Other*	33	-	803	-
Income from discontinued ops, net	-	(3,815)	-	(4,161)
Non-GAAP Net Loss from Continuing Operations	$(3,994)	$(6,182)	$(9,179)	$(12,879)
Income tax expense (benefit)	3	3	6	6
Interest expense, net	594	646	1,165	1,256
Depreciation & Amortization	1,379	1,048	2,761	2,085
Adjusted EBITDA Loss from Continuing Operations	$(2,018)	$(4,485)	$(5,247)	$(9,532)

Table Comparing GAAP Diluted Net Loss Per Common Share to Non-GAAP Diluted Net Loss from Continuing Operations Per Common Share
GAAP Diluted Net Loss Per Common Share	$(0.09)	$0.18	$(0.29)	$(0.09)
Non-GAAP diluted Net Loss from Continuing Operations Per Common Share	$(0.09)	$(0.22)	$(0.24)	$(0.46)
Shares used in computing GAAP net loss per common share & non-GAAP diluted net loss from continued operations per common share	45,236,890	28,568,600	38,015,273	27,731,465

*"Other" for the three months ended June 30, 2017 includes a $33 thousand warrant modification expense in connection with an amendment of the warrant issued to Perceptive Credit Opportunities Fund, L.P. "Other" for the six months ended June 30, 2017 includes an $803 thousand warrant modification expense in connection with an amendment of the warrant issued to Perceptive Credit Opportunities Fund, L.P.

Investor Relations:

Westwicke Partners on behalf of Alliqua BioMedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com